Exhibit 10.13

First Amendment to Sublease

THIS FIRST AMENDMENT to Sublease is made as of April 5, 2011, and is a part of that Sublease dated August 1, 2008, by and between Con-way Inc., a Delaware corporation (“Sublessor”), and IntelePeer, Inc., a Delaware corporation (“Sublessee”), and is made with reference to the following facts:

A.           The premises originally subleased by Sublessee pursuant to the Sublease consists of premises in one building located at 2855 Campus Drive, in the City of San Mateo, California.

B.             The Sublease Term for said subleased premises currently expires on August 31, 2013.

Now, therefore, Sublessor and Sublessee hereby agree that the Sublease is amended as follows:

1.               Subleased Premises:

As of the date of this amendment, Sublessor leases to Sublessee and Sublessee leases from Sublessor the Subleased Premises which consist of approximately 6,680 rentable square feet located on the second (2nd) floor of 2855 Campus Drive, San Mateo, California.

Effective May 15, 2011, the Subleased Premises shall increase such that Sublessor leases to Sublessee and Sublessee leases from Sublessor the Subleased Premises which consist of approximately 11,572 rentable square feet located on the second (2nd) floor of 2855 Campus Drive, San Mateo, California as described in Exhibit “B”.

2.               Rent:

Effective May 15, 2011, the Rent shall be amended as follows:

Months	Amount per square foot/Full Service
5/15/2011 – 4/30/2012	$2.50 ($28,930.00 per month)
5/1/2012 – 4/30/2013	$2.575 ($29,797.90 per month)
5/1/2013 – 8/31/2013	$2.6523 ($30,691.84 per month)

3.               Operating Expenses:

The Sublease shall be full service in nature. Sublessee shall be responsible for its pro-rata share of any increases in the operating expenses over and above a base year of 2009. Sublessee shall be responsible for all charges, based on actual usage, related to after-hours HVAC usage with the Sublease Premises in accordance with the normal business hours for the Subleased Premises set forth in Section 21 of the Sublease. Sublessee’s Pro Rata Share shall be determined under the Master Lease, except for the purposes of such calculation, the Demised Premises shall be the Subleased Premises under the Sublease (i.e. comprising 11,572 square feet of space). Accordingly, Sublessee’s Pro Rata Share is 15.74%. For the avoidance of doubt, Sublessee’s share of the space Sublessor leases under the Master Lease is 23.49%. Also for the avoidance of doubt, Sublessee agrees that it is responsible for setting up and maintaining telephone and internet service in its own name during the term of the Sublease.

245 Lytton Avenue, Suite 150, Palo Alto, CA 94301 M 650.322.2600  F 650.321.0719 Lic #00832933

www.ccareynkf.com

4.               Broker Fee:

Upon execution of the First Amendment to Sublease, Sublessor shall pay Cornish & Carey Commercial Newmark Knight Frank, a licensed real estate broker, the sum of $14,418.66 for brokerage services rendered by Broker to Sublessor in this transaction. Said Broker Fee shall be split one-third (1/3) to Cornish & Carey Commercial Newmark Knight Frank and two-thirds (2/3) to Jones Lang LaSalle.

5.               Broker Representation:

The only Brokers involved in this First Amendment to Sublease are Cornish & Carey Commercial Newmark Knight Frank representing the Sublessor and Jones Lang LaSalle representing the Sublessee. Each party warrants and represents to the other that, except as provided in the two preceding sentences, such party has retained no broker or other party that is entitled to any fee or commission in connection with this First Amendment to Sublease, and such party agrees to indemnify, defend, and hold harmless the other party from any and all liabilities, claims or damages arising out of such party’s breach of the foregoing warranty and representation.

6.               Tenant Improvements:

Sublessor, at Sublessor’s expense, shall demise the Subleased Premises and separate all applicable building systems prior to May 15, 2011.  The finishes and improvements used by Sublessor to complete such demising of the new Subleased Premises shall be consistent with the finishes and improvements in the original Subleased Premises.  Sublessee shall otherwise accept the Subleased Premises in its existing “as-is” condition.  Sublessee shall have rent-free access to the expanded Subleased Premises starting on May 9, 2011 for the purposes of office set-up; provided that Sublessee does not interfere with Sublessor’s ability to complete the tenant improvements provided for in this Paragraph 6 in a timely manner.

7.               Option to Terminate:

Sublessee shall no longer have a right to terminate the sublease.

8.               Except as expressly set forth in this Amendment, all terms and conditions of the Sublease remain in full force and effect.

IN WITNESS WHEREOF, Sublessor and Sublessee have executed this First Amendment to be effective as of the date first set forth above.

SUBLESSOR:	CON-WAY INC.	SUBLESSEE:	INTELEPEER, INC.

By:	/s/ Jennifer Pileggi	By:	/s/ Andre Simone
	Jennifer W. Pileggi, Executive Vice President,		Andre Simone, CFO
General Counsel and Secretary

Date:	April 12, 2011	Date:	April 11, 2011

Exhibit “B” Premises

LESSOR CONSENT:

The undersigned, Penlark, L.P., as lessor (“Lessor”) under that certain Lease Agreement dated May 9, 2005 (the “Master Lease”) with CNF Inc. (which changed its legal name to Con-way Inc. as of April 18, 2006) (“Sublessor”) for certain premises located at 2855 Campus Drive, San Mateo, California, hereby consents to the entering into of the foregoing First Amendment to Sublease dated as of April 5, 2011 (the “First Amendment to Sublease”) between Sublessor and IntelePeer, Inc., as sublessee (“Sublessee”) and waives any right it may have to terminate the Master Lease or retake the Sublease Premises as a result thereof.

Except as set forth above, nothing contained herein shall: (a) operate as a representation or warranty by Lessor, and Lessor shall not be bound or estopped in any way by the provisions of the Sublease; (b) be construed to modify, waive, impair or effect (i) any of the terms or conditions of the Master Lease or any of Sublessor’s obligations thereunder, or (ii) any rights or remedies of Lessor thereunder or otherwise, and all provisions, covenants, agreements, terms and conditions of the Master Lease are hereby declared to be in full force or effect; or (c) be construed to modify, waive, impair, or affect any present or future breach or default on the part of Sublessor or Sublessee under the Master Lease or otherwise.

In case of any conflict between any of the provisions of the Master Lease or this Consent and the provisions of the Sublease, the provisions of the Master Lease and this Consent shall prevail unaffected by the Sublease. Neither the Sublease nor the Lessor’s consent hereunder shall release or discharge Sublessor from any liability or obligation under the Master Lease, and Sublessor shall remain liable and responsible for the full performance and observance of all provisions of the Master Lease. Any breach or violation of any provisions of the Master Lease beyond any applicable cure period (whether by act or by omission) by Sublessee shall be deemed to be and shall constitute a default by Sublessor in fulfilling provisions, and, in such event, Lessor may exercise its rights and remedies under the Master Lease in the case of such a default.

LESSOR: PENLARK, L.P.

By:	/s/ Karen Pell
Karen Pell

Date: April 13, 2011